Exhibit 99.1
NEWS RELEASE
MOMENTUM BUILDS AS COEUR COMPLETES FIRST FULL QUARTER WITH ALL
THREE NEW GOLD AND SILVER MINES IN PRODUCTION
COEUR D’ALENE, Idaho — November 4, 2010 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced strong third quarter financial and operational results driven by its three new long-life gold and silver mines, along with record precious metals prices. This marked the first full quarter with all three new mines in production, leading to accelerating metal sales and cash flow while operating costs per ounce and capital expenditures continue declining.
Third Quarter Highlights:
•	Gold production doubled from prior quarter; silver production increased 4%

•	Cash operating costs[1] declined 40% to $4.87 per silver ounce

•	Record metal sales of $118.6 million, up 17% from previous quarter and nearly $30 million over last year’s third quarter

•	58% increase in operating cash flow[2] to $34.7 million compared to last quarter

•	Capital expenditures declined to its lowest level in over four years

•	Operating income jumped to $10.5 million, up from $1.9 million last quarter

•	Palmarejo silver production increased 41% to 1.5 million ounces; gold production increased 49% to 29,823 ounces versus the second quarter
•	Higher silver and gold grades and larger gold by-product credit led to reduced cash operating costs of $0.15 per silver ounce versus $10.78 during the prior quarter
•	San Bartolomé silver production of 1.8 million silver ounces consistent with prior quarter; cash operating costs dropped 9% to $7.05 per silver ounce

•	Kensington produced 15,155 gold ounces in its initial quarter

•	Expecting full-year silver production of over 17 million ounces; cash operating costs of $5.50 per silver ounce; 135% increase in gold production to approximately 170,000 ounces
“Over the past three years, Coeur has been executing its strategic plan to transition the Company to three new long-life silver and gold mines. Along with exceptionally strong metals prices, the results from the third quarter demonstrate the momentum being created by these new operations.” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer. “As metal sales and cash flow increase, the Company’s cash operating costs and capital expenditures continue to decline.”
Mr. Wheeler continued, “The third quarter also marked a major milestone for the Company’s Kensington gold mine, as it logged its first full quarter of operations. With a substantial reserve base, exciting exploration potential and record gold prices, Kensington has a very bright future.”

[1]	Cash operating costs is a non-U.S. GAAP measure. A reconciliation of this measure to production costs is provided at the end of this release. Excludes cash operating costs at Kensington, which are presented on a gold basis.

[2]	Represents operating cash flow prior to changes in operating assets and liabilities. A reconciliation between U.S. GAAP and non-U.S. GAAP operating cash flow is provided at the end of this release.

“Finally, our Rochester silver and gold mine in Nevada is experiencing a rebirth as it moves ahead with a planned expansion of mining operations. Just last week, this expansion plan received a boost with the issuance of a positive Decision Record by the Nevada Bureau of Land Management (BLM). This expansion will begin adding to production levels in the fourth quarter of 2011 and will increase total average annual silver and gold production to over 2.4 million ounces and 35,000 ounces, respectively. Rochester will soon become a fourth major contributor along with the Company’s three new mines. Rochester contains a large mineral resource base, which provides for additional opportunities to further expand operations beyond this initial expansion. Since commencing production in 1986, Rochester has produced over 127 million ounces of silver and 1.5 million ounces of gold, making it one of the world’s most prolific silver and gold mines. The Company extends its appreciation to the BLM, the State of Nevada and the Nevada Congressional Delegation for its support and assistance, which will help lead to the creation of 200 new jobs at Rochester. “ Mr. Wheeler added.
Financial Highlights

US$ millions	3Q 2009	3Q 2010	YoverY	2Q 2010	3Q 2010	QoverQ
Sales of Metal	$90.3	$118.6	31%	$101.0	$118.6	17%
Production Costs	59.7	60.4	1%	58.6	60.4	3%
Gross Mine Profit[3]	30.6	58.2	90%	42.4	58.2	37%
EBITDA[4]	23.5	48.3	106%	31.8	48.3	52%
Operating Income/(Loss)	-4.1	10.5	nm	1.9	10.5	453%

Operating Cash Flow	-1.0	34.7	nm	22.0	34.7	58%
Capital Expenditures	54.4	36.8	-32%	45.5	36.8	-19%

Cash, Equivalents and ST Inv.	$45.6	$32.8	-28%	$41.2	$32.8	-20%
Total Debt[5]	216.9	186.4	-14%	187.5	186.4	-1%
Shares Issued & Outstanding	78.1	89.3	14%	89.3	89.3	0%

Avg. Realized Price — Silver	$14.52	$18.87	30%	$18.56	$18.87	2%
Avg. Realized Price — Gold	$953	$1,229	29%	$1,176	$1,229	5%
Note: Reflects results from continuing operations.
Third quarter metal sales jumped nearly $30 million to a record $118.6 million, up 31% compared to last year’s third quarter and up 17% over the prior quarter, primarily due to the significant rise in gold production from the Palmarejo mine and from substantially higher average realized silver and gold prices. Sales of silver contributed 62% of the Company’s total metal sales compared to 75% during last year’s third quarter. Production costs remained nearly flat compared to last year’s third quarter and this year’s second quarter, leading to significant increases in gross mine profit, operating income and operating cash flow.
Quarterly operating cash flow increased to $34.7 million compared to $(1.0) million last year while capital expenditures declined 32% to $36.8 million. This represents the lowest quarterly capital expenditures since the second quarter of 2006. Compared to the most recent quarter, operating cash flow increased 58% while capital expenditures dropped 19%.

[3]	Represents sales of metal less production costs. Excludes depreciation, depletion, and amortization expense.

[4]	EBITDA is a non-U.S. GAAP measure and defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of this measure to U.S. GAAP is provided at the end of this release.

[5]	Includes short-term and long-term indebtedness; excludes capital lease obligations and Mitsubishi gold lease facility.

Quarterly operating income6 increased to $10.5 million versus a $4.1 million operating loss during last year’s third quarter and $1.9 million during the second quarter.
The Company’s average realized silver and gold prices during the third quarter were $18.87 and $1,229 per ounce, respectively, representing increases of 30% and 29% over the prior year.
At September 30th, cash, equivalents and short-term investments totaled $32.8 million. Total shares outstanding remain at 89.3 million, consistent with the Company’s stated objective of not issuing additional shares. Total debt declined 14% compared to last year’s third quarter. The current debt-to-equity ratio is 9%.
Operational Highlights

Ounces unless otherwise noted	3Q 2009	3Q 2010	QoverQ	2Q 2010	3Q 2010	YoverY
Silver Production	5,196,315	4,333,530	-17%	4,156,204	4,333,530	4%
Gold Production	28,955	47,514	64%	23,124	47,514	105%
Cash Operating Costs/Ag Oz	$6.93	$4.87	-30%	$8.06	$4.87	-40%
The Company produced 4.3 million ounces of silver and 47,514 ounces of gold during the third quarter versus 4.2 million ounces and 23,124 ounces, respectively, in the second quarter. The 105% increase in gold production was primarily a result of the production of 15,155 gold ounces at the Kensington mine during its initial quarter of operations and a 49% increase in gold production at Palmarejo to 29,823 ounces.
Cash operating costs declined 40% to $4.87 per silver ounce compared to the prior quarter mostly due to Palmarejo’s cash operating costs of $0.15 per silver ounce compared to $10.78 per silver ounce last quarter.
The Company’s silver production base is underpinned by proven and probable reserves of 269.2 million, measured and indicated resources of 180.6 million, and inferred resources of 66.6 million ounces. In addition, Coeur’s gold production is backed by a large and growing reserve base of 2.9 million ounces of proven and probable reserves, 1.2 million ounces of measured and indicated resources, and 1.2 million ounces of inferred resources7
Palmarejo (Mexico) — Corner Turned During Third Quarter
•	Open pit silver and gold grades up 156% and 133%, respectively

•	Underground silver and gold grades up 10% and 11%, respectively

•	Highest production levels for both silver and gold since April 2009 startup

•	Underground operations continue to contribute approximately one-third of total tons mined

[6]	Reflects income/(loss) before other income and expenses. On a net income/(loss) basis, the Company recorded a net loss from continuing operations of $23.3 million, or ($0.26) per share for the quarter, which included $19.1 million of negative non-cash fair value adjustments. During last year’s third quarter, the Company reported a net loss from continuing operations of $36.7 million, or ($0.48) per share, which included $35.7 million of negative non-cash fair value adjustments.

[7]	As of December 31, 2009.

•	Higher grades and increased gold by-product credit led to sharp decline in cash operating costs to $0.15 per silver ounce in the third quarter compared to $10.78 per silver ounce in the second quarter and $8.76 per silver ounce during last year’s third quarter

•	Received and monetized $10 million of Franco-Nevada Corporation common shares in connection with operational completion test tied to the January 2009 gold royalty financing

•	Processing plant achieved stability during quarter with gold recoveries averaging 94% and silver recoveries remaining at 70%. Implementation of a series of enhancements in the third quarter including installation of new pumping capacity, enhanced focus on grind size, optimization of chemical levels and improved blending of ore types are now beginning to make an impact. Several other improvements such as installation of an additional oxygen plant and changes focused on enhancing carbon stripping and regeneration are underway and expected to lead to further gains.

•	Expected to produce approximately 6.1 million ounces of silver and 109,000 ounces of gold this year at an average cash operating cost of approximately $2.50 per silver ounce

•	For additional operating statistics, please refer to the table on page 9 of this release
San Bartolomé (Bolivia) — Consistent Production Levels at Reduced Costs
•	Third quarter silver production consistent with prior quarter

•	14% increase in grade and 5% increase in recoveries offset a 19% decline in tons milled

•	Cash operating costs dropped 9% to $7.05 per ounce

•	Full-year 2010 silver production is expected to exceed 6.5 million ounces at average cash operating costs of approximately $8.00 per ounce

•	For additional operating statistics, please refer to the table on page 9 of this release
Kensington (Alaska) — Initial Quarter of Operations According to Plan
•	Commenced commercial production on July 3, 2010

•	15,155 gold ounces produced and 7,391 gold ounces sold during the third quarter

•	Cash operating costs during the mine’s initial quarter averaged $1,199 per ounce of gold and are expected to average approximately $490 per ounce over the life of mine

•	Projected gold production expected to exceed 125,000 ounces in 2011, representing the mine’s first full year of operation

•	For additional operating statistics, please refer to the table on page 9 of this release
Rochester (Nevada) — Positive Decision from BLM to Expand Operations for Several Years
•	Expansion will begin adding to production levels in the fourth quarter of 2011 and will increase total average annual production to more than 2.4 million silver ounces and 35,000 gold ounces from current expected production levels generated from residual leaching of 700,000 silver ounces and 5,000 gold ounces

•	Updated feasibility study completed defining 27.6 million contained ounces of silver and 247,000 contained ounces of gold in proven and probable mineral reserves. Mine contains an additional 54.8 million silver ounces and 409,000 gold ounces of measured and indicated resources. Efforts to expand mineral reserves and resources and further increase production are ongoing.

•	Expected to produce 2.0 million ounces of silver and 10,000 ounces of gold in 2010 at an average cash operating cost of $3.00 per ounce

•	In its 25 years of operation, the mine has produced 127 million ounces of silver and 1.5 million ounces of gold

•	For additional operating statistics, please refer to the table on page 10 of this release
Martha (Argentina) — Newly Discovered High-Grade Mineralization Expected to Extend Operations Through 2011
•	Began 2010 with 1.2 million ounces of proven and probable reserves and 1.8 million ounces of measured and indicated resources

•	Produced 1.4 million silver ounces through the first nine months of 2010

•	Expect to produce 1.7 million silver ounces during full-year 2010

•	For additional operating statistics, please refer to the table on page 10 of this release
Exploration Highlights
Exploration activities across all of Coeur’s properties proceeded at a brisk pace during the third quarter. Over 30,500 meters were drilled on six different properties with exploration expenditures totaling $3.8 million during the quarter.
Palmarejo — Favorable drill results continue to expand size and continuity of Guadalupe
The majority of the drilling during the quarter was focused at the Palmarejo mine and at the nearby Guadalupe deposit. At Palmarejo, drilling continues to intersect strong gold and silver mineralization from several zones, notably 108, 76, Tucson-Chapotillo, and at Guadalupe, which now totals over 2.4 kilometers of strike length. At the mine, drilling was conducted from both surface and underground on all five ore zones, all of which remain open for expansion on strike and at depth. Drilling during 2010 is expected to increase mineral resources and reserves when the Company announces year-end reserves and resources in early 2011.
Argentina — Definition drilling commenced and new high grades intersected at Joaquin
In the Santa Cruz province of Argentina, the Company commenced a definition drilling program at the Joaquin property, which is located approximately 70 kilometers to the north of the Martha Mine, to define the main part of the La Negra zone. Drilling at La Morocha, situated less than one kilometer west of La Negra, intersected over 30 meters of +400 g/t silver at about 125 meters below surface, which represents the deepest mineralized intercept thus far on this zone and remains open at depth.
The Company also commenced drilling on new targets at Martha.
Kensington — Phase one drilling completed with very high grades from several drill holes
The first phase of drilling on the large, gold-bearing Horrible vein zone was completed during the third quarter. This is the first drilling on Horrible by Coeur and the system extends over 600 meters vertically and over 100 meters horizontally with multiple gold-bearing quartz veins. More drilling is planned for the next quarter and 2011 to further define and expand the zone which is expected to lead to new mineral resources and reserves.

Rochester — Encouraging results from new drilling
The first phase of a drilling program focused on new targets located on a major structural corridor between the Company’s Rochester and Nevada Packard mines was completed during the quarter. This represents the first drilling in this area in over a decade. Several holes returned ore-grade silver and gold mineralization. Further drilling is planned in 2011 to test this same area again as well as other untested zones on the large Rochester property. The Company expects this work to lead to further increases in mineral resources and reserves.
Conference Call Information
Coeur will hold a conference call to discuss the Company’s third quarter 2010 results at 1:00 p.m. Eastern time on November 4, 2010. To listen live via telephone, call (877) 464-2820 (US and Canada) or (660) 422-4718 (International). The conference ID number is 18309250. The conference call and presentation will also be webcast on the Company’s web site at www.coeur.com. A replay of the call will be available through November 11, 2010. The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 18309250. In addition, the call will be archived for a limited time on the Company’s web site.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this presentation. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation, such as “measured,” “indicated,” and “inferred resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S.

registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs, operating cash flow and EBITDA. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We provide the amount of our operating cash flow to supplement our cash flow determined under U.S. GAAP. We define operating cash flow as net income plus depreciation, depletion and amortization and plus/minus any other non-cash items. We believe operating cash flow is an important measure in assessing the Company’s overall financial performance.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and is also a growing gold producer. Coeur is also a recognized leader in environmental stewardship and worker safety, with 13 national and international awards earned over the past year. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia which began operations in 2008, the Palmarejo silver and gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which began commercial production in July of this year. The Company also owns an underground mine in Argentina and a surface mine in Nevada, and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, and the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Photos of projects and other information can be accessed through the Company’s website at www.coeur.com.
For Additional Information:
Investors
Director of Investor Relations
Deborah Schubert, (208) 665-0332
Media
Director of Corporate Communications
Tony Ebersole, (208) 665-0777

Excluding changes in operating assets and liabilities, the Company’s operating cash flow consisted of the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

CASH PROVIDED BY OPERATING ACTIVITIES	12,939	28,938	36,166	47,023
Changes in operating assets and liabilities:
Receivables and other current assets	4,511	(1,855)	12,136	7,145
Inventories	22,980	10,547	27,888	23,733
Accounts payable and accrued liabilities	(5,704)	(38,658)	8,298	(55,594)

Operating cash flow	$34,726	$(1,028)	$84,488	$22,307

Reconciliation of EBITDA to net income/(loss) is shown below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

NET INCOME (LOSS)	(22,628)	(17,283)	(81,389)	384
Gain (loss) on sale of discontinued operations, net of income taxes	(882)	(22,411)	2,095	(22,411)
Loss from discontinued operations, net of income taxes	251	3,003	6,029	1,451
Income tax benefit (provision)	3,233	(13,428)	(17,977)	(17,067)
Interest expense, net of capitalized interest	9,951	6,088	21,402	12,047
Interest and other income	638	1,245	2,725	(822)
Fair value adjustments, net	19,107	35,718	65,881	49,269
Gain (loss) on debt extinguishments	806	2,947	12,714	(35,430)
Depreciation, depletion and amortization	37,801	27,591	95,503	54,282

EBITDA	$48,277	$23,470	$106,983	$41,703

PALMAREJO:

US$ millions except where noted	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Underground Operations:
Tons Mined	154,845	173,078	180,526	166,381	146,682
Average Silver Grade (oz/t)	4.88	5.21	4.89	5.13	5.63
Average Gold Grade (oz/t)	0.09	0.08	0.07	0.09	0.10

Surface Operations:
Tons Mined	280,530	222,223	313,366	306,246	256,927
Average Silver Grade (oz/t)	3.82	4.12	2.89	2.03	5.20
Average Gold Grade (oz/t)	0.05	0.04	0.04	0.03	0.07

Processing:
Total Tons Milled	410,137	370,276	458,006	457,268	405,742
Average Recovery Rate — Ag	73.4%	67.2%	72.7%	72.5%	69.6%
Average Recovery Rate — Au	94.3%	87.1%	92.1%	87.3%	94.4%
Silver Production (ounces)	1,275,904	1,184,223	1,300,593	1,070,638	1,506,742
Gold Production (ounces)	24,289	20,721	22,577	19,950	29,823
Cash Operating Costs/Ag Oz	$8.76	$6.15	$5.41	$10.78	$0.15

Total Sales of Metal	32.2	42.9	44.8	44.8	61.5
Production Costs	22.9	28.5	27.9	32.1	31.3
Capital Expenditures	42.3	22.8	16.5	10.8	16.0
SAN BARTOLOME:

US$ millions except where noted	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Tons Milled	431,218	370,736	293,106	446,909	360,605
Average Silver Grade (oz/t)	5.36	3.76	3.74	5.00	5.70
Average Recovery Rate	91.3%	95.3%	94.8%	83.4%	87.2%
Silver Production (ounces)	2,111,313	1,327,999	1,039,923	1,863,141	1,794,617
Cash Operating Costs/Ag Oz	$7.63	$10.40	$9.98	$7.78	$7.05

Sales of Metal	$31.5	$26.6	$14.6	$31.3	$30.0
Production Costs	25.2	18.1	9.4	15.3	12.9
Capital Expenditures	1.4	1.4	0.5	1.3	0.8
KENSINGTON:

US$ millions except where noted	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Tons Milled					90,254
Average Gold Grade (oz/t)					0.19
Average Recovery Rate					87.7%
Gold Production (ounces)	—	—	—	—	15,155
Cash Operating Costs/Ag Oz	—	—	—	—	$1,199

Sales of Metal	—	—	—	—	$8.5
Production Costs	—	—	—	—	7.4
Capital Expenditures	10.0	18.9	29.9	33.2	20.0

ROCHESTER:

US$ millions except where noted	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Silver Production (millions)	528,037	640,347	522,159	533,093	419,433
Gold Production	3,097	3,517	2,690	2,616	1,935
Cash Operating Costs/Ag Oz	$2.77	$0.15	$1.68	$2.44	$5.10

Sales of Metal	$9.3	$16.3	$10.8	$12.4	$5.8
Production Costs	5.4	7.9	5.8	5.6	2.8
Capital Expenditures	0.0	0.0	0.0	0.1	0.1
MARTHA:

US$ millions except where noted	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Total Tons Milled	28,431	26,630	17,575	12,421	12,790
Average Silver Grade (oz/t)	42.56	41.47	24.59	50.24	42.42
Average Gold Grade (oz/t)	0.06	0.06	0.03	0.06	0.05
Average Recovery Rate — Ag	97.4%	91.8%	84.5%	88.1%	96.3%
Average Recovery Rate — Au	93.0%	86.7%	88.5%	81.7%	93.6%
Silver Production (ounces)	1,178,088	1,013,551	365,226	549,885	510,685
Gold Production (ounces)	1,569	1,333	515	558	601
Cash Operating Costs/Ag Oz	$5.54	$6.13	$15.47	$8.97	$9.86

Total Sales of Metal	15.2	10.8	15.0	9.2	11.0
Production Costs	5.1	2.2	7.3	4.1	5.3
Capital Expenditures	0.3	0.5	0.0	0.0	0.0

The following table presents consolidated production and sales information for the three and nine month periods ended September 30, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
CONSOLIDATED PRODUCTION TOTALS
Total Silver ounces	4,333,530	5,196,315	11,921,891	12,607,769
Total Gold ounces	47,514	28,955	96,421	46,541
Silver Operations:(A)
Cash operating costs per oz/silver	$4.87	$6.93	$6.72	$7.15
Cash cost per oz/silver	$5.40	$8.57	$7.17	$8.66
Total production cost/oz	$12.62	$13.88	$14.59	$12.94
Gold Operation:(B)
Cash operating costs/oz	$1,199.20	$—	$1,199.20	$—
Cash cost/oz	$1,199.20	$—	$1,199.20	$—
Total production cost/oz	$1,675.56	$—	$1,675.56	$—
CONSOLIDATED SALES TOTALS (C)
Silver ounces sold	3,861,696	4,667,423	11,547,775	12,156,493
Gold ounces sold	37,507	23,027	86,890	38,968
Realized price per silver ounce	$18.87	$14.52	$18.12	$13.72
Realized price per gold ounce	$1,228.51	$952.86	$1,177.31	$945.03

(A)	Amount includes by-product gold credits deducted from computing cash costs per ounce.

(B)	Amounts reflect Kensington per ounce statistics only

(C)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.
“Operating Costs per Ounce” and “Cash Costs per Ounce” are calculated by dividing the operating cash costs and cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash operating costs per ounce and cash costs per ounce as key indicators of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a U.S. dollar per ounce basis.
“Cash Operating Costs” and “Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expenses, on-site general and administrative costs, royalties, in-mine drilling expenditures related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, accretion, corporate general and administrative expenses, exploration, interest, and pre-feasibility costs. Cash operating costs include all cash costs except production taxes and royalties, if applicable. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.
Total operating costs and cash costs per ounce are non-U.S. GAAP measures and investors are cautioned not to place undue reliance on them and are urged to read all U.S. GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs” set forth below.

The following tables present a reconciliation between non-U.S. GAAP cash operating costs per ounce and cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization, which are calculated in accordance with U.S. GAAP:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended
September 30, 2010

		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Kensington	Total
Production of silver (ounces)	1,506,742	1,794,617	510,685	419,433	102,053	—	4,333,530
Production of gold (ounces)						15,155	15,155
Cash operating cost per Ag ounce	$0.15	$7.05	$9.86	$5.10	$10.32		$4.87
Cash costs per Ag ounce	$0.15	$7.83	$11.04	$5.82	$10.32		$5.40
Cash operating cost per Au ounce						$1,199.20	$1,199.20
Cash cost per Au ounce						$1,199.20	$1,199.20

Total Operating Cost (Non-U.S. GAAP)	$227	$12,651	$5,039	$2,140	$1,053	$18,174	$39,284
Royalties	—	1,396	601	—	—	—	1,997
Production taxes	—	—	—	304	—	—	304

Total Cash Costs (Non-U.S. GAAP)	227	14,047	5,640	2,444	1,053	18,174	41,585
Add/Subtract:
Third party smelting costs	—	—	(995)	—	(354)	(1,618)	(2,967)
By-product credit	36,538	—	734	2,361	—	—	39,633
Other adjustments	—	—	914	53	—	—	967
Change in inventory	(5,423)	(1,146)	(1,009)	(2,088)	(15)	(9,135)	(18,816)
Depreciation, depletion and amortization	22,491	4,943	2,119	446	330	7,219	37,548

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$53,833	$17,844	$7,403	$3,216	$1,014	$14,640	$97,950

Nine months ended
September 30, 2010

		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Kensington	Total
Production of silver (ounces)	3,877,972	4,697,685	1,425,796	1,474,686	445,752	—	11,921,891
Production of gold (ounces)						15,155	15,155
Cash operating cost per Ag ounce	$4.85	$7.99	$10.96	$2.93	$8.56		$6.72
Cash costs per Ag ounce	$4.85	$8.69	$11.74	$3.55	$8.56		$7.17
Cash operating cost per Au ounce						$1,199.20	$1,199.20
Cash cost per Au ounce						$1,199.20	$1,199.20

Total Operating Cost (Non-U.S. GAAP)	$18,799	$37,520	$15,624	$4,315	$3,817	$18,174	$98,249
Royalties	—	3,287	1,107	—	—		4,394
Production taxes	—	—	—	912	—		912

Total Cash Costs (Non-U.S. GAAP)	18,799	40,807	16,731	5,227	3,817	18,174	103,555
Add/Subtract:
Third party smelting costs	—	—	(2,821)	—	(964)	(1,618)	(5,403)
By-product credit	85,429	—	1,971	8,480	—	—	95,880
Other adjustments	—	—	1,173	216	—	—	1,389
Change in inventory	(12,120)	(3,162)	(312)	230	(127)	(9,135)	(24,626)
Depreciation, depletion and amortization	63,574	14,152	6,673	1,368	1,440	7,219	94,426

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$155,682	$51,797	$23,415	$15,521	$4,166	$14,640	$265,221

Three months ended
September 30, 2009

		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Total
Production of silver (ounces)	1,275,904	2,111,313	1,178,088	528,037	102,973	5,196,315
Cash operating cost per ounce	$8.76	$7.63	$5.54	$2.77	$7.09	$6.93
Cash costs per ounce	$8.76	$11.17	$6.02	$3.67	$7.09	$8.57

Total Operating Cost (Non-U.S. GAAP)	$11,174	$16,118	$6,525	$1,461	$730	$36,008
Royalties	—	7,474	562	—	—	8,036
Production taxes	—	—	—	475	—	475

Total Cash Costs (Non-U.S. GAAP)	11,174	23,592	7,087	1,936	730	44,519
Add/Subtract:
Third party smelting costs	—	—	(2,221)	—	(225)	(2,446)
By-product credit	23,301	—	1,502	2,956	—	27,759
Other adjustments	20	—	469	16	—	505
Change in inventory	(11,078)	1,765	(1,714)	558	55	(10,414)
Depreciation, depletion and amortization	19,948	5,191	1,246	463	265	27,113

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$43,365	$30,548	$6,369	$5,929	$825	$87,036

Nine months ended
September 30, 2009

		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Total
Production of silver (ounces)	1,863,620	6,141,223	2,693,993	1,541,441	367,492	12,607,769
Cash operating cost per ounce	$12.13	$7.24	$6.22	$2.69	$5.96	$7.15
Cash costs per ounce	$12.13	$9.98	$6.68	$3.32	$5.96	$8.66

Total Operating Cost (Non-U.S. GAAP)	$22,597	$44,484	$16,748	$4,145	$2,190	$90,164
Royalties	—	16,777	1,253	—	—	18,030
Production taxes	—	—		978	—	978

Total Cash Costs (Non-U.S. GAAP)	22,597	61,261	18,001	5,123	2,190	109,172
Add/Subtract:
Third party smelting costs	—	—	(5,067)	—	(759)	(5,826)
By-product credit	32,402	—	3,157	8,487	—	44,046
Other adjustments	20	8	636	103	—	767
Change in inventory	(17,932)	1,524	(1,046)	2,599	(42)	(14,897)
Depreciation, depletion and amortization	32,328	15,137	3,420	1,391	946	53,222

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$69,415	$77,930	$19,101	$17,703	$2,335	$186,484

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2010	2009
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,792	$22,782
Short-term investments	5,031	—
Receivables	77,207	58,981
Ore on leach pad	7,397	9,641
Metal and other inventory	96,225	67,712
Prepaid expenses and other	19,026	26,920

	232,678	186,036

NON-CURRENT ASSETS
Property, plant and equipment, net	659,840	539,037
Mining properties, net	2,140,586	2,240,056
Ore on leach pad, non-current portion	12,683	14,391
Restricted assets	27,892	26,546
Receivables, non-current portion	31,910	37,534
Debt issuance costs, net	4,798	3,544
Deferred tax assets	897	2,355
Other	13,729	4,536

TOTAL ASSETS	$3,125,013	$3,054,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$57,395	$77,003
Accrued liabilities and other	38,811	33,517
Accrued income taxes	21,818	11,783
Accrued payroll and related benefits	14,432	9,815
Accrued interest payable	521	1,744
Current portion of capital leases and other debt obligations	67,653	15,403
Current portion of royalty obligation	46,417	34,672
Current portion of reclamation and mine closure	2,708	4,671

	249,755	188,608

NON-CURRENT LIABILITIES
Long-term debt and capital lease obligations	146,821	185,397
Non-current portion of royalty obligation	160,367	128,107
Reclamation and mine closure	25,647	35,241
Deferred income taxes	480,954	516,678
Other long-term liabilities	15,623	6,799

	829,412	872,222

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; authorized 150,000,000 shares, 89,311,920 issued at September 30, 2010 and 80,310,347 issued at December 31, 2009	893	803
Additional paid-in capital	2,578,043	2,444,262
Accumulated deficit	(533,254)	(451,865)
Accumulated other comprehensive income	164	5

	2,045,846	1,993,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,125,013	$3,054,035

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

Sales of metal	$118,564	$90,305	$307,871	$201,531
Production costs applicable to sales	(60,402)	(59,693)	(170,795)	(133,263)
Depreciation, depletion and amortization	(37,801)	(27,591)	(95,503)	(54,282)

Gross profit	20,361	3,021	41,573	13,986
COSTS AND EXPENSES
Administrative and general	5,963	4,780	19,758	17,933
Exploration	3,840	2,362	9,521	8,632
Pre-development	82	—	814	—

Total cost and expenses	9,885	7,142	30,093	26,565

OPERATING INCOME (LOSS)	10,476	(4,121)	11,480	(12,579)
OTHER INCOME AND EXPENSE
Gain (loss) on debt extinguishments	(806)	(2,947)	(12,714)	35,430
Fair value adjustments, net	(19,107)	(35,718)	(65,881)	(49,269)
Interest and other income	(638)	(1,245)	(2,725)	822
Interest expense, net of capitalized interest	(9,951)	(6,088)	(21,402)	(12,047)

Total other income and expense	(30,502)	(45,998)	(102,722)	(25,064)

Loss from continuing operations before income taxes	(20,026)	(50,119)	(91,242)	(37,643)
Income tax benefit (provision)	(3,233)	13,428	17,977	17,067

Loss from continuing operations	(23,259)	(36,691)	(73,265)	(20,576)
Loss from discontinued operations, net of income taxes	(251)	(3,003)	(6,029)	(1,451)
Gain (loss) on sale of discontinued operations, net of income taxes	882	22,411	(2,095)	22,411

NET INCOME (LOSS)	(22,628)	(17,283)	(81,389)	384
Other comprehensive income, net of income taxes	164	—	159	—

COMPREHENSIVE INCOME (LOSS)	$(22,464)	$(17,283)	$(81,230)	$384

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Loss from continuing operations	$(0.26)	$(0.48)	$(0.85)	$(0.29)
Income (loss) from discontinued operations	0.01	0.25	(0.09)	0.30

Net income (loss)	$(0.25)	$(0.23)	$(0.94)	$0.01

Diluted income per share:
Loss from continuing operations	$(0.26)	$(0.48)	$(0.85)	$(0.29)
Income (loss) from discontinued operations	0.01	0.25	(0.09)	0.30

Net income (loss)	$(0.25)	$(0.23)	$(0.94)	$0.01

Weighted average number of shares of common stock
Basic	89,236	76,133	86,489	69,163
Diluted	89,236	76,133	86,489	69,163

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(22,628)	$(17,283)	$(81,389)	$384
Add (deduct) non-cash items
Depreciation, depletion and amortization	37,913	28,647	97,697	59,086
Amortiztation of debt discount	537	4	537	504
Accretion of royalty obligation	4,778	5,227	14,407	9,086
Deferred income taxes	(7,879)	(24,175)	(34,109)	(29,896)
Loss (gain) on debt extinguishment	806	2,947	12,714	(35,430)
Fair value adjustments, net	17,436	33,255	64,159	45,820
Loss (gain) on foreign currency transactions	2,144	223	3,966	(185)
Share-based compensation	1,960	1,885	3,969	4,542
Loss (gain) from discontinued operations and other assets	(970)	(32,212)	1,835	(32,291)
Other non-cash charges	629	454	702	687
Changes in operating assets and liabilities:
Receivables and other current assets	(4,511)	1,855	(12,136)	(7,145)
Inventories	(22,980)	(10,547)	(27,888)	(23,733)
Accounts payable and accrued liabilities	5,704	38,658	(8,298)	55,594

CASH PROVIDED BY OPERATING ACTIVITIES	12,939	28,938	36,166	47,023

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(15)	(6,525)	(672)	(15,104)
Proceeds from sales of investments	12,477	11,237	13,134	31,247
Capital expenditures	(36,783)	(54,370)	(129,439)	(174,849)
Proceeds from sale of discontinued operations and other assets	5,902	55,053	5,977	56,877

CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(18,419)	5,395	(111,000)	(101,829)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of gold production royalty	—	—	—	75,000
Payments on gold production royalty	(11,302)	(6,112)	(29,836)	(7,218)
Proceeds from issuance of floating rate and senior term notes	—	—	100,000	20,368
Proceeds from gold lease facility	11,915	—	16,432	2,874
Payments on gold lease facility	—	—	(17,101)	(1,627)
Proceeds from bank borrowings	10,755	—	45,565	—
Payments on senior secured notes	(9,139)	—	(13,306)	—
Repayment of credit facility, long-term debt and capital leases	(10,035)	(7,268)	(22,931)	(22,137)
Payments of common stock and debt issuance costs	(22)	(18)	(2,202)	(122)
Proceeds from sale-leaseback transactions	—	—	4,853	12,511
Additions to restricted assets associated with the Kensington Term Facility	(297)	—	(1,880)	—
Other	210	—	250	—

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:	(7,915)	(13,398)	79,844	79,649

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,395)	20,935	5,010	24,843

Cash and cash equivalents at beginning of period	41,187	24,668	22,782	20,760

Cash and cash equivalents at end of period	$27,792	$45,603	$27,792	$45,603